Exhibit 10(a)

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective as of January 1, 2011 by and between the Sigma-Aldrich Corporation, a Delaware corporation (“Company”) and Rakesh Sachdev (“Executive”).

WHEREAS, Executive desires to serve as the Chief Executive Officer of the Company and in exchange for the protection and other consideration set forth in this Agreement, is willing to give the Company, under certain circumstances, his covenant not to compete, and the Company desires to so employ Executive.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

ARTICLE I

Definitions

1.1	Definitions. As used herein, the following terms shall have the following meanings.

(a)	“Board” means the board of directors of the Company.

(b)	“Cause” means any of the following:

(i) the willful and continuous failure by Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) thirty (30) days after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties,

(ii) gross misconduct or gross negligence by Executive provided (A) the Board has determined that that the resulting harm to the Company from Executive’s gross misconduct or gross negligence cannot be adequately remedied, or (B) Executive fails to correct any resulting harm to the Company within thirty (30) days after a written demand for correction is delivered to Executive by the Board which specifically identifies both the manner in which the Board believes that Executive has engaged in gross misconduct or gross negligence and an appropriate method of correcting any resulting harm to the Company, or

(iii) Executive’s conviction of or the entering of a plea of guilty or nolo contendere to the commission of a felony.

(c)	“Change of Control Agreement” means the Change of Control Agreement entered into between the parties on December 30, 2008.

(d)

“Confidential Information” as used in Sections 2.5, 2.6 and 2.7 of this Agreement, shall mean all technical and business information of the Company, or which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, similar information is revealed to the Company, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Executive (alone or with others) or to which Executive shall have had access during his employment. Confidential Information shall include (among other things) all confidential data, designs, plans, notes, memoranda, work sheets, formulas, processes, and Customer and supplier lists.

(e)	“Customer” means any Person or entity to whom the Company has sold any products (i) in the case of on-going employment, during the twenty-four (24) calendar months immediately preceding any dispute under Section 2.6 of this Agreement, and, (ii) in the case of the employment having ended, the twenty-four (24) calendar months preceding Executive’s termination of employment.

(f)	“Good Reason” means the occurrence of one or more of the following conditions without the consent of the Executive:

(i) a material diminution in Executive’s authority, duties, or responsibilities;

(ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report;

(iii) a material diminution in the budget over which the Executive retains authority;

(iv) a change of at least 50 miles in the geographic location at which the Executive must perform services for the Company;

(v) any action or inaction that constitutes a material breach by the Company of the agreement under which the Executive provides services; or

(vi) a material diminution in the Executive’s base compensation.

In order for a termination of employment to be on account of “Good Reason”, the Executive must provide the Company with a notice within 90 days of the initial existence of a condition constituting Good Reason, must afford the Company 30 days in which to remedy the condition, and if no such cure has been effectuated, must terminate employment within six (6) months of the initial existence of the identified condition constituting Good Reason.

(g)	“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(h)

“Potential Customer” shall mean any Person or entity who, during the applicable twenty-four (24) month period described above in Section 1.1(e) of this Agreement, has (i) been involved in discussions or negotiations with the Company for products sold by the Company; (ii) initiated contact with the Company in order to obtain information regarding products sold by the Company; (iii) been the subject of repeated personal contacts by Executive and/or any other Company employee for purposes of soliciting business for the Company; or (d) been the subject of the Company’s efforts to gather, learn or evaluate information which may help the Company obtain any future order from such Person or entity.

ARTICLE II

Employment

2.1	Employment. Company agrees to employ Executive and Executive hereby accepts such employment with the Company, upon the terms and conditions set forth in this Agreement, for the term set forth in Section 2.4 of this Agreement (the “Employment Period”).

2.2	Position and Duties.

(a)	During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company. As President and Chief Executive Officer, Executive, subject to the control of the Board, shall have general supervision and control over the business, property and affairs of the Company and perform such duties as may be assigned to him by the Board. Executive shall report solely to the Board.

(b)	Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. In the performance of his duties hereunder, Executive shall at all times report and be subject to the lawful direction of the Board and perform his duties hereunder subject to and in accordance with the resolutions or any other determinations of the Board and the certificate of incorporation and by-laws of the Company and applicable law. During the Employment Period, Executive shall not become an employee of any Person or entity other than the Company. This section shall not be construed to prohibit Executive from serving on the board of directors of one or more other entities (with the consent of the Board in the case of a for-profit entity) or from investing in a business to the extent consistent with the provisions of Section 2.6(a).

2.3	Base Salary, Bonus and Benefits.

(a)	Subject to the terms of this Agreement, in consideration of Executive’s agreements contained herein, for the period beginning January 1, 2011, Executive’s base salary shall be $700,000.00 per annum (“Base Salary”), which shall be payable in semi-monthly or other agreed-upon equal installments during the year and shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes.

(b)	Executive shall be entitled during the Employment Period to the opportunity to earn annual performance bonuses (with a target bonus equal to 100% of base salary) in accordance with the Board-approved annual bonus program.

(c)	Executive shall be entitled during the Employment Period to participate in all retirement, disability, pension, savings, health, medical, dental, insurance and other fringe benefits or plans of the Company generally available to executive employees.

(d)	Executive shall be entitled during the Employment Period to participate in the Company’s long term incentive plan. Beginning with the 2011 grant Executive will receive annual equity grants targeted to achieve a value to Executive equal to 300% of Base Salary in the form of stock options, performance shares or other forms of equity as determined by the Board of Directors. The value of an option will be determined using the Black-Scholes method. Depending upon performance, the actual performance share payout may range from zero up to 150% of target.

(e)	Executive’s cash compensation, bonus and long term incentive opportunity for 2012 and 2013 shall be reviewed and set annually by the Compensation Committee of the Board, but his base salary shall not be reduced below $700,000.00 per annum, and his bonus and long term incentive opportunities shall not be reduced during the Employment Period.

2.4	Term.

(a)	General Term. This Agreement shall commence on January 1, 2011 and terminate on January 1, 2014.

(b)	Termination for Cause or Voluntary Termination. If the Executive is terminated by the Company for Cause or if the Executive voluntarily terminates his employment without Good Reason, the Executive shall be entitled only to his Base Salary through the date of termination, but shall not be entitled to any further Base Salary or any applicable bonus or Benefits for that year or any future year, except as may be provided in an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount.

(c)	Termination Without Cause or for Good Reason.

(i)	If the Executive is involuntarily terminated by the Company without Cause or terminates his employment for Good Reason, the Executive shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination. Provided the Executive has executed a release of claims in a form satisfactory to the Company within 21 days after his involuntary termination of employment without Cause or termination for Good Reason, the Executive shall also be entitled to severance pay equal to 2.99 times his annual Base Salary. Such severance payments will be made in equal installments over a 36 month period payable on the dates on which the Executive’s Base Salary would have otherwise been paid if Executive’s employment had continued. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes. Notwithstanding anything herein to the contrary, the Executive shall not be entitled to such severance pay hereunder if he becomes entitled to any termination payments or other severance payments under the Change of Control Agreement.

(ii)

In the event that the Executive is determined to be a specified employee in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder for purposes of any severance pay payment under this subsection (c), such severance payments shall begin on the first payroll date that is more than six months following the date of separation from service, but only to the extent that such payments do not satisfy either the short term deferral exception to Code Section 409A described in 26 CFR

§1.409A-1(b)(4) (“Short Term Deferral Exception”) or, to the extent such payments do not satisfy the Short Term Deferral Exception, the involuntary termination exception to Code Section 409A described in 26 CFR §1.409A-1(b)(9). At all times, the right to all such installment payments made under this subsection (c) shall be treated as the right to a series of separate payments within the meaning of 26 CFR §1.409A-2(b)(2)(iii). In the event that a termination of employment occurs on or after December 1st of a calendar year that would entitle the Executive to severance under Section 2.4(c) above, and severance payments are payable prior to the first payroll date that is more than six months following the date of separation from service, such severance benefits shall commence no earlier than the first payroll date in the following calendar year and within 90 days after such separation from service.

(d)	No Mitigation. To the extent that Executive shall receive compensation for personal services from employment other than with the Company subsequent to a termination of Executive’s employment with the Company, the amounts so earned shall not be offset against the amounts (if any) due under this Agreement following Executive’s termination of employment.

(e)	Severance Forfeiture. Executive agrees that the Executive shall be entitled to the severance pay as set forth in this Section 2.4 only if the Executive has not materially breached as of the date of termination any provisions of this Agreement or of any other agreement with the Company and does not materially breach such provisions at any time during the period for which such payments are to be made. The Company’s obligation to make such payments will terminate upon the occurrence of any such material breach during the severance period.

(f)	No Additional Severance. Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive, except as expressly set forth in this Section 2.4 or in the Change of Control Agreement, as applicable, and Executive hereby irrevocably waives any claim for any other severance compensation. Notwithstanding anything herein to the contrary, Executive shall not be entitled to any severance payment under this Agreement if he becomes entitled to any termination payments or other severance payments under the Change of Control Agreement.

(g)	Death or Disability. The Company’s obligation under this Agreement terminates on the last day of the month in which the Executive’s death occurs or on the date as of which Executive first becomes entitled to receive disability benefits under the Company’s long-term disability plan. The Company shall pay to Executive or the Executive’s estate all previously earned and accrued but unpaid Base Salary up to such date. Executive (or his estate) shall also be paid a pro rata annual bonus for the year of termination based on actual performance for that fiscal year. Thereafter, the Executive or his estate shall not be entitled to any further Base Salary, bonus or Benefits for that year or any subsequent year, except as may be provided in an applicable benefit plan or program.

2.5	Confidential Information.

(a)

Executive recognizes that the Company is engaged in the business of research, development, manufacture and sale of chemicals, chemical products and allied activities throughout the world (the “Company’s Business”), which business requires for its successful operation the fullest security of its Confidential Information of which Executive will acquire knowledge during the course of his employment.

(b)	Executive shall use his best efforts and diligence both during and after his employment with the Company, regardless of how, when or why Executive’s employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information. Executive shall not, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of Executive’s duties for the Company.

(c)	Executive shall promptly deliver to the Company, at the termination of the Employment Period or at any other time at the Company’s request, without retaining any copies, all documents, information and other material in Executive’s possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information.

(d)	Executive’s obligations under this Section 2.5 shall also extend to the confidential, trade secret and proprietary information learned or acquired by Executive during his employment from others with whom the Company has a business relationship.

(e)	Executive’s breach of Section 2.5 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

2.6	Competitive Activity.

(a)	Executive shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during his employment with the Company and for a period of two (2) years following his employment with the Company, regardless of how, when or why Executive’s employment terminates, (i) engage in or invest in any business that is engaged in any work or activity that involves a product, process, service or development which is then competitive with and the same as or similar to a product, process, service or development on which Executive worked or with respect to which Executive had access to Confidential Information while with the Company, or (ii) otherwise compete against the Company’s Business.

(b)	Following expiration of the two (2) year period in Section 2.6(a) of this Agreement, Executive shall continue to be obligated under Section 2.5 of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectible as confidential or trade secret information.

(c)	Following termination of Executive’s employment with the Company for any reason, Executive agrees to advise the Company of his new employer, work location and job responsibilities within ten (10) days after accepting new employment if such new employment commences within two (2) years following Executive’s termination of employment with the Company. Executive further agrees to keep the Company so advised of any change in his employment for two (2) years following the termination of his employment with the Company.

(d)	Executive understands that the intention of Sections 2.5 and 2.6 of this Agreement is not to prevent the Executive from earning a livelihood and Executive agrees nothing in this Agreement would prevent Executive from earning a livelihood utilizing his general purchasing, sales, professional or technical skills in any of the hospitals, businesses, research or manufacturing facilities of companies which are not directly or indirectly in competition with the Company.

(e)	Executive agrees that during his employment with the Company and for a period of two (2) years following Executive’s termination of employment, regardless of how, when or why employment ceased, Executive shall not in any manner or in any capacity, directly or indirectly, for himself or any other Person or entity, actually or attempt to: (i) solicit any Customer or Potential Customer of the Company for the purpose of selling any products competitive with products sold by the Company, or otherwise interfere with or take away any Customer or Potential Customer of the Company or the business of any such Customer or Potential Customer; or (ii) interfere with the Company’s relationship with any Customer or supplier of the Company.

(f)	During Executive’s employment with the Company and for a period of two (2) years following Executive’s termination of employment, regardless of how, why or when employment ceased, Executive shall not, directly or indirectly, solicit for employment, hire or offer employment to, or otherwise aid or assist (by disclosing information about employees or otherwise) any other person or entity other than the Company in soliciting for employment, hiring or offering employment to, any employee of the Company.

(g)	Executive’s material breach of Section 2.6 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

2.7	Ideas, Inventions and Discoveries.

(a)	Executive shall promptly disclose to the Company any ideas, inventions or discoveries, whether or not patentable, which Executive may conceive or make (alone or with others) during the Employment Period, whether or not during working hours, and which, directly or indirectly (i) relate to matters within the scope of Executive’s duties or field of responsibility during Executive’s employment with the Company; or (ii) are based on Executive’s knowledge of the actual or anticipated business or interest of the Company; or (iii) are aided by the use of time, materials, facilities or information of the Company.

(b)	Executive hereby assigns to the Company or its designee, without further compensation, all of the right, title and interest in all such ideas, inventions or discoveries in all countries of the world except for patents currently held by Executive developed outside of employment with the Company.

(c)

Without further compensation but at the Company’s expense, Executive shall give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of Executive by the Company to enable the Company to obtain, maintain and enforce protection of such ideas, inventions and discoveries for and in the name of the Company or its designee, as the case may be, in all countries of the world. However, should Executive render any of the services in this Section 2.7(c) during a two (2) year period following termination of Executive’s employment,

Executive shall be compensated at a rate per hour equal to the Base Salary Executive received from the Company at the time of termination and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

(d)	Executive’s breach of Section 2.7 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

ARTICLE III

Miscellaneous

3.1 Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive’s execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he fully understands the terms and conditions contained herein.

3.2 Survival. Sections 2.5, 2.6 and 2.7 and Sections 3.3 through 3.12 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

3.3 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

General Counsel

Sigma-Aldrich Corporation

3050 Spruce

St. Louis, MO 63103

To Executive:

Mr. Rakesh Sachdev

At the address on file with the Company

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

3.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

3.5 Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company, and their respective successors and assigns. This Agreement is personal to Executive and except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive.

3.6 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.7 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.8 Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of Company, by its duly authorized officer.

3.9 Entire Agreement. Subject to the following two sentences, this instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter including, but not limited to, any prior employment and severance agreements. The parties acknowledge that the Executive is a participant in a variety of employee benefit plans and arrangements, including welfare plans, qualified and nonqualified retirement plans, the Change of Control Agreement, equity and other awards issued under the Sigma-Aldrich Corporation Long-Term Incentive Plan, and fringe benefit plans. For the avoidance of doubt, except as specifically provided in this Agreement, these plans, arrangements, and awards shall continue to operate in accordance with their terms, and shall remain in full force and effect until amended or terminated in accordance with the terms thereof.

3.10 Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and by a duly authorized officer of the Company.

3.11 Governing Law. This Agreement shall be signed by the parties in St. Louis, Missouri. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic law of the State of Missouri, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri. Any litigation relating to or arising out of this Agreement shall be filed and litigated exclusively in the St. Louis County Circuit Court or the United States District Court for the Eastern District of Missouri.

3.12 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 2.5, 2.6 and 2.7 hereof, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

3.13 Exit Interview. To ensure a clear understanding of this Agreement, Executive agrees, at the time of termination of Employee’s employment, to engage in an exit interview with the Company at a time and place designated by the Company and at the Company’s expense. Executive understands and agrees that during said exit interview, Executive may be required to confirm that he will comply with his on-going obligations under this Agreement. The Company may elect, at its option, to conduct the exit interview by telephone.

3.14 Future Employment. Executive shall disclose the existence of this Agreement to any new employer or potential new employer which offers products or services that compete with the Company’s Business if such new employment commences within two (2) years following Executive’s termination of employment with the Company. Executive consents to the Company informing any subsequent employer of Executive, or any entity which the Company in good faith believes is, or is likely to be, considering employing Executive, of the existence and terms of this Agreement if such subsequent employment commences (or is expected to commence) within two (2) years following the Executive’s termination of employment with the Company.

3.15 Expenses. Executive will be reimbursed for reasonable professional fees that he incurs in connection with the negotiation and documentation of the employment arrangements reflected herein, subject to applicable withholding for taxes.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement this 14th day of February, 2011 and effective as of the date first written above.

SIGMA-ALDRICH CORPORATION

By:	/s/ Barrett A. Toan

Name:	Barrett A. Toan

Title:	Chairman of the Board of Directors

EXECUTIVE

By:	/s/ Rakesh Sachdev

Name:	Rakesh Sachdev